Investor Relations: Chad Monroe	Media Relations: Timothy G. Weir, APR
Email: cmonroe@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5041	Phone: (812) 962-5128

FOR IMMEDIATE RELEASE

Accuride Corporation Amends Stockholder Rights Plan
•	Extends term to November 9, 2015, subject to stockholder approval
•	Increases trigger threshold to 20%
•	Adds “qualifying offer” provision

EVANSVILLE, IND., Nov. 8, 2012 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the commercial vehicle industry, announced that its Board of Directors has adopted an Amended and Restated Rights Agreement (the “Amended Rights Plan”), which extends the term of Accuride’s existing stockholder rights plan that would otherwise have expired on November 9, 2012.  Stockholders will be asked at Accuride’s 2013 Annual Meeting of stockholders to vote on a binding proposal to ratify the Amended Rights Plan.  If stockholders do not ratify the amended rights plan by the final adjournment of the 2013 Annual Meeting, it will terminate on that date.  Otherwise, the Amended Rights Plan will terminate on November 9, 2015.

In addition to extending the term, the Amended Rights Plan modifies the original stockholder rights plan previously in effect by increasing the “trigger threshold” and adding a “qualifying offer” provision.  Under the Amended Rights Plan, the stock ownership threshold at which the rights may become exercisable increased from fifteen percent (15%) to twenty percent (20%).  The rights, which are not currently exercisable, were initially distributed under the original rights plan to holders of Accuride’s common stock at a rate of one right for each share of common stock held of record as of November 23, 2011.  The qualifying offer provision provides that stockholders of the Company may cause the Board to call a special meeting if the Board has not redeemed the rights or exempted a “qualifying offer” within the timeframe specified in the plan.  The Amended Rights Plan is not being adopted in response to any specific takeover proposal.

“Renewing the stockholder rights plan is intended to protect stockholder interests as we continue to execute our plan to ‘Fix and Grow’ the company, particularly in light of the current soft patch in the commercial vehicle industry recovery,” said Rick Dauch, Accuride’s President and Chief Executive Officer.  Dauch continued, “The rights plan is not intended to prevent a takeover of Accuride, and it does not prevent our Board from considering any offer that it considers to be in the best interest of our stockholders.  Rather, it is designed to encourage anyone seeking to acquire the Company to negotiate with the Board of Directors and to ensure sufficient time to consider any proposal.  Further, in extending the original plan, the Board included progressive amendments to reflect current good corporate governance practices while protecting stockholder value.”

Stockholders do not need to take any action with respect to the amendment to the original rights plan.  Further details about the Amended Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, ImperialTM and BrillionTM. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

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Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.
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